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                                                             Exhibit 4.4

                        EMPLOYEE STOCKHOLDERS AGREEMENT
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      This Employee Stockholders Agreement ("Agreement"), dated as of March 31,
1994, is among Drilex Holdings Corp., a Delaware corporation ("Corporation"), the stockholders of the Corporation whose signatures appear on the signature pages of this Agreement under the caption "Stockholders" (referred to herein individually as a "Stockholder" and collectively as the "Stockholders") and, where applicable, the respective spouses of the Stockholders.

     1. Introduction. The Corporation is incorporated under the laws of the
        ------------
State of Delaware. The Corporation and the Stockholders believe that it is in the best interests of each, respectively, to restrict transfers of the Common Stock of the Corporation with a view to, among other things, (i) minimizing the likelihood of discord and deadlocks; (ii) maximizing the likelihood that the ownership of Common Stock will remain with those who are active in corporation affairs, thus enhancing motivation and incentive of such owners; (iii) avoiding defaults in or accelerations of payment obligations under material agreements to which the Corporation is or may be a party; and (iv) otherwise assuring the orderly continuity of management, the non-attainment of any of which would result in adverse consequences to the Corporation. Accordingly, in consideration of the mutual promises contained herein, and subject to the terms and conditions herein set forth, the parties have entered into this Agreement.

     2. Certain Definitions. As used in this Agreement:
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        (i) The term "Acquisition Proposal" means a bona fide written proposal to a Stockholder for the acquisition of Common Stock by the person or entity making such proposal.

          (ii) The term "Affiliate" of the Corporation as used in Paragraph 6 hereof shall mean an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. As used in this definition, the term "control", including the correlative terms "controlling", "controlled by" and "under, controlled with" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person, corporation or other entity.

          (iii) The term "Affiliate" of a Stockholder shall mean (a) any member of the immediate family of an individual Stockholder, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse or children (including those by adoption) of such immediate family member; and in any such
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      case any trust whose primary beneficiary is such individual Stockholder or one or more members of such immediate family and/or such Stockholder's lineal descendants, and (b) the legal representative or guardian of such individual Stockholder or of any such immediate family member in the event such individual Stockholder or any such immediate family member becomes mentally incompetent.

           (iv) The term "Board" means the Board of Directors of the Corporation and any duly authorized committee thereof. All determinations by the Board required pursuant to the terms of this Agreement to be made by the Board shall be binding and conclusive.

           (v) The term "Common Stock" means (a) all shares of common stock of the Corporation owned by each of the Stockholders on the date hereof, (b) all shares of common stock hereafter issued by the Corporation to or acquired by any Stockholder (subject to Paragraph 8.2), whether in connection with a purchase, issuance, grant, stock split, stock dividend, reorganization, warrant, option, convertible security, right to acquire or otherwise, and (c) all securities of the Corporation or any other corporation or entity which any Stockholder acquires in respect of his or her shares of Common Stock in connection with any exchange, merger, recapitalization, consolidation, reorganization or other transaction to which the Corporation is a party. All references herein to Common Stock owned by a Stockholder include the community interest or similar marital property interest, if any of the spouse of such Stockholder in such Common Stock. The term "common stock" shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation (whether or not shares of such class have voting rights).

           (vi) The term "Disposition" shall mean any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of Common Stock (or any interest therein or right thereto) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Common Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Common Stock whether voluntary or involuntary, including, without limitation (a) as a part of any liquidation of the Stockholder's assets or (b) as a part of any reorganization of a Stockholder pursuant to the United States or other bankruptcy law or other similar debtor relief laws; provided, that the participation by Stockholders in a proposed
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      underwritten public offering of common stock of the Corporation (including the entry into an underwriting agreement, a custody agreement and other agreements ordinarily executed by selling stockholders in connection therewith), which public offering, if consummated, would constitute an Initial Public Offering, and the consummation thereof, shall not constitute a Disposition, it being understood that, if such proposed underwritten public offering

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     is terminated or abandoned prior to consummation or is not consummated in a manner which constitutes an Initial Public Offering, the Common Stock of such participating Stockholders shall remain subject to this Agreement and no Disposition thereof (whether pursuant to agreements entered into in connection with such proposed underwritten public offering or otherwise) shall be permitted hereunder without compliance with the terms of this Agreement.

           (vii) The term "Eligible Offerees" shall mean the Corporation and/or a purchaser or purchasers designated by the Corporation.

           (viii) The term "Initial Public Offering" shall mean the consummation of an underwritten public offering of common stock of the Corporation pursuant to a registration statement filed under the Securities Act after the date hereof (other than any registration statement relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors, or officers of the Corporation, a registration statement filed pursuant to Rule 145 under the Securities Act or any successor rule, a registration statement relating to employee benefit plans or interests therein and any registration statement covering preferred stock or securities issued in connection with any debt or preferred stock financing of the Corporation) wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) to the Corporation, the selling stockholders or the Corporation and the selling stockholders are at least $10,000,000.

          (ix) The term "Purchase Price" shall mean, subject to adjustment pursuant to Paragraph 5.4 and the provisions of this Paragraph 2(ix), (a) for purposes of the purchase of Shares Subject to the Offer under Paragraph 3.1, the price per share set forth in the Acquisition Proposal, (b) for purposes of the purchase of Shares Subject to the Offer under Paragraphs
     3.2 through 3.4, and shares of Common Stock purchased by a Divorced Stockholder or a Surviving Stockholder under Paragraphs 3.2 and 3.3, the per share fair market value of the outstanding common stock of the Corporation as last determined in good faith by the Board prior to (as applicable) the Offer (as defined in Paragraphs 3.2, 3.3 and 3.4, as applicable) or the first date on which the options referred to in Paragraphs 3.2 and 3.3 are exercisable, or, if the Board determines in good faith that the per share fair market value of the outstanding common stock of the Corporation has materially changed from the amount as last determined prior to (as applicable) the Offer or the first date on which the options referred to in Paragraphs 3.2 and 3.3 are exercisable, the per share fair market value of the outstanding common stock of the Corporation as determined in good faith by the Board as of the most recent practicable date prior to (as applicable) the Offer or the first date on which the options referred to in Paragraphs 3.2 and 3.3 are exercisable or, if the Corporation has consummated an Initial Public Offering within the three month period immediately preceding the first date on which the options referred to in Paragraphs 3.2 and 3.3 are exercisable or within the

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      three month period immediately preceding any Offer as defined in Paragraph
      3.4, the per share fair market value of the Corporation as determined in good faith by the Board as of the most recent practicable date (but in no event shall such date predate the consummation of such Initial Public Offering) prior to (as applicable) the Offer as defined in Paragraph 3.4 or the first date the options under Paragraph 3.2 or 3.3 are exercisable, and (c) for purposes of the purchase of Shares Subject to the Offer under Paragraph 4, the price per share at which the Stockholder purchased such Shares (determined on a share by share basis) from the Corporation plus simple interest on such amount calculated at a rate of 6% per annum and for the period beginning on and including the date the Stockholder acquired such Share from the Corporation and ending on and excluding the date the Election Notice (as defined in Paragraph 4) is delivered. The Board shall have no obligation to determine the value of the common stock of the Corporation more or less often than once each year. If the transferor of the Common Stock shall disagree with the Purchase Price as so determined by the Board pursuant to clause (b) of the first sentence of this Paragraph 2(ix), such transferor may give written notice of such disagreement to the Corporation and the Corporation shall promptly cause an independent third party appraiser (who shall be satisfactory to the Corporation and such transferor) to determine the per share value of the outstanding common stock as of the most recent practicable date prior to (as applicable) the Offer, the first date on which the options referred to in Paragraphs 3.2 and 3.3 are exercisable, and the determination by such appraiser shall be deemed the Purchase Price for such transaction and shall be final and binding on the Corporation and such transferor. Such written notice of disagreement shall contain the agreement by such transferor to pay one-half of the fees and expenses of such appraiser in connection with such appraisal. Neither the Corporation nor any officer, director, employee or agent thereof shall have any liability with respect to valuation of shares of Common Stock bought or sold at the Purchase Price, as determined pursuant to this Paragraph 2(ix), even though the Purchase Price as so determined may be more or less than actual fair market value, and shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any person as to matters which the Corporation or such director, officer, employee or agent reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation. As used in this Paragraph (ix) the term "per share fair market value" shall mean (I) the value of the common equity of the Corporation, taken as a whole, based on the Corporation continuing as a going concern divided by (II) the number of shares of common equity of the Corporation outstanding on (as applicable) the date of the Offer as defined in Paragraph 3.4 or the date the options under Paragraphs 3.2 and
      3.3 are first exercisable. The per share fair market value shall not be discounted for minority shareholder interests or for reasons of illiquidity.

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            (x) The term "Related Dispositions" shall mean a series of
      Dispositions to one person or group of persons (as "group" is defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") and as so defined, "Group") (a) within any 180 day period or (b) pursuant to a common agreement or plan of disposition among the persons making such Dispositions, whether written or oral.

            (xi) The term "Required Voting Percentage" shall mean a majority of the shares of Common Stock outstanding owned by the Stockholders as of the date the vote is taken.

            (xii) The term "Retirement" means the termination of employment with the Corporation or any of its subsidiaries by an employee in accordance with the Company's normal retirement policy.

            (xiii) The term "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            (xiv) The term "Shares Subject to the Offer" shall mean (a) with respect to an Offer required under Paragraph 3.1 as a result of an Acquisition Proposal, all shares of Common Stock subject to such Acquisition Proposal, and no others, (b) with respect to an Offer required under Paragraph 3.2, all shares of Common Stock transferred to or retained by or vested in the Divorced Spouse (as defined therein) and not elected to be purchased by the Divorced Stockholder (as defined therein) within the time limits specified therein, and no others, (c) with respect to an Offer required under Paragraph 3.3, all shares of Common Stock vesting in or transferable to any heir or legatee of the deceased spouse other than the Surviving Stockholder (as defined therein) and not elected to be purchased by the Surviving Stockholder within the time limits specified therein, and no others and (d) all shares of Common Stock owned by a Stockholder required to make an Offer under Paragraph 3.4.

       3. General Rule. No Stockholder shall make any Disposition, directly or
          ------------
 indirectly, through an Affiliate or otherwise (regardless of the manner in which such Stockholder initially acquired Common Stock), without compliance with the provisions of this Agreement.

      3.1. Acquisition Proposal. In the event any Stockholder desires, and is
           --------------------
 permitted under Paragraphs 6 and 9, to make a Disposition involving the sale of any Common Stock (except for Dispositions as provided in Paragraphs 3.2 through 3.4 or Paragraph 4 or pursuant to the applicable provisions of Paragraph 7), such Disposition may only be made after the second anniversary of the date hereof and then only if an Acquisition Proposal is received by the Stockholder with respect thereto, and then only in compliance with this Agreement. Upon receipt of an Acquisition Proposal which Stockholder is permitted

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hereunder to accept and desires to accept, the Stockholder desiring to accept the Acquisition Proposal ("Offeror") shall offer (the "Offer"), by written notice to the Corporation, to sell the Shares Subject to the Offer to the Eligible Offerees pursuant to the terms of this Agreement. Offers under this Paragraph 31 shall (i) be irrevocable for so long as the Eligible Offerees have the right to purchase any Shares Subject to the Offer, (ii) be sent by the Offeror to the Corporation, (iii) state the consideration for and the number of Shares Subject to the Offer, and (iv) contain a description of and a copy of the Acquisition Proposal. In addition, the Offeror shall provide to the Corporation all other information with respect to the Acquisition Proposal and the proposed transferee reasonably requested by the Corporation in order to enable it to evaluate the Acquisition Proposal and verify the bona fide nature thereof. The date of such Offer shall be deemed to be the date such written notice satisfying the provisions of this Paragraph 3.1 is delivered to the Corporation.

     3.2. Divorce of Stockholder. If the marital relationship of a Stockholder
          ----------------------
is terminated by divorce, and pursuant to such divorce or any property settlement in connection with such divorce, Common Stock (or any interest therein) previously registered in the name of such Stockholder ("Divorced Stockholder") is transferred to, or a community property interest or similar marital property interest is retained by or vested in, the spouse of the Divorced Stockholder ("Divorced Spouse"), the Divorced Stockholder shall promptly notify the Corporation of such event. The Divorced Stockholder shall have the option to purchase all of the Divorced Stockholder's Common Stock (and all interests therein) which has been transferred to or which is retained by or vested in the Divorced Spouse by virtue of the divorce decree, property settlement, or by operation of the community property or similar marital property laws for the Purchase Price, and the Divorced Spouse shall be obligated to sell such Common Stock (and all interests therein) to the Divorced Stockholder for the Purchase Price. Such option must be exercised, and the purchase consummated, within thirty (30) days after the Common Stock is transferred to or allowed to be retained by or vested in the Divorced Spouse. The option shall be exercised by the giving of written notice of exercise to the Divorced Spouse. The Divorced Stockholder shall within five days after the expiration of such 30 day period, deliver written notice to the Corporation as to whether the Divorced Stockholder has purchased all of the Common Stock (and all interests therein) so transferred to or otherwise vested in or retained by the Divorced Spouse. In the event such written notice states that the Divorced Stockholder has not purchased all such Common Stock (and all interests therein), or no such notice is delivered to the Corporation within the time required, the Divorced Spouse shall be deemed to have made an irrevocable offer (the "Offer") of all such Common Stock (and all interests therein) to the Eligible Offerees as of (i) the date of receipt of such notice by the Corporation if delivered within the time required, or (ii) if such notice is not delivered within the time required, the date of the receipt by the Corporation of evidence satisfactory to it that all such Common Stock (and all interests therein) was not purchased by the Divorced Stockholder within such 30 day period. All such Common Stock (and all interests therein) shall be deemed to be Shares Subject to the Offer pursuant to this Paragraph 3.2.

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      3.3. Death of Spouse. If the spouse of a Stockholder dies, and all or any
           ---------------
 portion of the Common Stock registered in the name of such Stockholder ("Surviving Stockholder") vests in or is transferable to any heir or legatee other than the Surviving Stockholder, the Surviving Stockholder shall promptly notify the Corporation of such event. The Surviving Stockholder shall have the option to purchase all of the Common Stock vesting in or transferable to such heir or legatee for the Purchase Price, and the estate of the deceased spouse shall be obligated to sell such Common Stock to the Surviving Stockholder for the Purchase Price. Such option must be exercised by the Surviving Stockholder, and the purchase consummated, within thirty (30) days after the last to occur of (i) the entry of an order of a probate or similar court (having jurisdiction over the estate of the deceased spouse) (a) admitting to probate the will of the deceased spouse, or (b) determining the heirs of the deceased spouse if the deceased spouse is determined to have died intestate, or (ii) the appointment of the executor, administrator or legal representative of the estate of the deceased spouse. The option shall be exercised by the giving of written notice of exercise to the executor, administrator or legal representative of the deceased spouse's estate. The Surviving Stockholder shall, within five days after the expiration of such 30 day period, deliver written notice to the Corporation as to whether the Surviving Stockholder has purchased all of the Common Stock vesting in or transferable to any such heir or legatee. In the event such written notice states that the Surviving Stockholder has not purchased all such Common Stock, or no such notice is delivered to the corporation within the time required, all such heirs and legatees shall be deemed to have made an irrevocable offer (the "Offer") of such Common Stock to the Eligible Offerees as of (A) the date of the receipt of such notice by the Corporation, if delivered within the time required, or (B) if such notice is not given within the time required, the date of the receipt by the Corporation of evidence satisfactory to it that all such Common Stock was not purchased by the Surviving Stockholder within such 30 day period. All such Common Stock shall be deemed Shares Subject to the Offer pursuant to this Paragraph 3.3.

      3.4. Bankruptcy. If any of the following occur:
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           (i) any Stockholder shall (a) voluntarily be adjudicated a bankrupt or insolvent, (b) consent to or not contest the appointment of a receiver or trustee for himself, herself or itself or for all or any part of his, her or its property, (c) file a petition seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or any other competent jurisdiction, (d) make a general assignment for the benefit of his, her or its creditors, or
      (e) become insolvent, or

           (ii) if a petition is filed against a Stockholder seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or other competent jurisdiction, or a court of competent jurisdiction enters an order, judgment or decree appointing a receiver or trustee for a Stockholder, or for any part of his, her or its property, and such petition, order,


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      judgment or decree shall not be and remain discharged or stayed within a period of 60 days after its entry, any such event shall be deemed an irrevocable "Offer", and such Stockholder shall promptly notify the Corporation of such event and the date of such Offer shall be the date such Stockholder so notifies the Corporation (or, if no such notice is delivered to the Corporation by the Stockholder, the Offer will be deemed to be made on the date of the Corporation's receipt of evidence, satisfactory to it, of any of the foregoing events). All Common Stock registered in the name of such Stockholder shall be Shares Subject to the Offer pursuant to this Paragraph 3.4.

      4. Termination of Employment. If at any time prior to the second
         -------------------------
 anniversary of the date hereof a Stockholder's employment with the Corporation or any of its subsidiaries ceases for any reason, with or without cause, other than death, permanent and total disability or Retirement, such Stockholder shall be required to sell to the Eligible Offerees, within 30 days from the receipt of written notice from the Corporation ("Election Notice") all Common Stock owned by such Stockholder for the Purchase Price. The determination of whether to send an Election Notice shall be at the option of the Corporation acting in its sole discretion, and the Corporation shall have no obligation to send any Election Notice. Such purchase and sale shall be consummated at a closing at the time designated in the Election Notice and at the Corporation's principal office (unless otherwise agreed) within 30 days from the delivery of the Election Notice. At such closing, the Purchase Price (in the form of a cashier's check) shall be delivered to such Stockholder and such Stockholder shall deliver to the Eligible Offeree(s) purchasing such shares the certificates representing all Common Stock registered in the name of such Stockholder duly endorsed for transfer or accompanied by duly executed stock powers, and evidence of good title to such shares and the absence of liens, encumbrances and adverse claims with respect thereto and such other matters as are necessary for the proper transfer of such shares to the acquiring Eligible Offerees on the books of the Corporation. Until an Election Notice is delivered to such Stockholder and such closing occurs, such Stockholder and all such Stockholder's Common Stock shall remain subject to this Agreement. Termination of employment with the Corporation or any of its subsidiaries for any reason, with or without cause, shall not cause such Stockholder or such Stockholder's Common Stock to cease to be subject to this Agreement.

      5. Procedures: Price.
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     5.1. Eligible Offerees. The Eligible Offerees shall have the right, for 30
          -----------------
 days following the date of an Offer pursuant to Paragraphs 3.1 through 3.4, to accept the Offer for all of the Shares Subject to the Offer. If the Corporation shall not have sufficient surplus to permit it lawfully to purchase Shares Subject to the Offer which the Corporation has accepted in whole or in part, the Stockholders shall promptly upon the request of the Corporation, take such action to vote their respective shares to reduce the stated capital of the Corporation or to authorize such other steps as may be appropriate or necessary in

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 order to enable the Corporation, if possible, lawfully to purchase such Shares
 Subject to the Offer.

      5.2. Certain Effects of Offers. If the Eligible Offerees do not accept an
           -------------------------
 Offer for all of the Shares Subject to the Offer, and such Offer has been made under Paragraph 3.1, the Offeror desiring to make the Disposition pursuant to Paragraph 3.1 shall be permitted, subject to compliance with Paragraphs 6 and 9, at any time or times within, but not after, thirty (30) days after the expiration of all rights to accept such Offer, to make a Disposition of all (but not less than all) of the Shares Subject to the Offer; provided, however,
                                                             --------  -------
 that no such Disposition shall be made at a lower price or on more favorable terms or to any person other than specified in the Acquisition Proposal. Subject to the provisions of Paragraph 8.2, all Common Stock transferred in accordance with the terms of this Agreement to any third party or to any Eligible Offeree (other than the Corporation), and all Shares Subject to the Offer pursuant to Paragraph 3.1 and remaining unsold after such 30 day period, and all Shares Subject to the Offer under Paragraphs 3.2 through 3.4 (unless acquired by the Corporation) and all Common Stock purchased by Eligible Offerees pursuant to Paragraph 4 (unless acquired by the Corporation), shall remain subject to the terms of this Agreement, it being understood that, if no Election Notice is given pursuant to Paragraph 4, the Stockholder and all his shares of Common Stock shall nonetheless remain subject to this Agreement.

      5.3. Acceptance: Closing. Eligible Offerees who accept an Offer as to all
           -------------------
 or any portion of the Shares Subject to the Offer shall evidence their acceptance by delivering, within 30 days after the date of the Offer, to the Offeror or other transferor a written notice of intent to purchase such Shares Subject to the Offer ("Acceptance Notice"). The closing of the acquisitions of Shares Subject to the Offer by Eligible Offerees shall be consummated within thirty (30) days following the delivery of the Acceptance Notice. In the case of all acquisitions of Shares Subject to the Offer by Eligible Offerees, such acquisitions shall be consummated at a closing held at the principal offices of the Corporation (unless otherwise mutually agreed), at which time the Purchase Price (if cash, in the form of a cashier's check) shall be delivered to the transferor of the Common Stock or the transferor's representative, and the transferor or the transferor's representative shall deliver to the Eligible Offeree(s) purchasing such shares certificates representing all of the Shares Subject to the Offer, duly endorsed for transfer or accompanied by duly executed stock powers, and evidence of good title to the Shares Subject to the Offer and the absence of liens, encumbrances and adverse claims with respect thereto and such other matters as are necessary for the proper transfer of the Shares Subject to the Offer to the acquiring Eligible Offeree(s) on the books of the Corporation.

      5.4. Form of Payment. The Purchase Price of any Shares Subject to the
           ---------------
 Offer purchased by Eligible Offerees pursuant to an Offer made under Paragraph
 3.1 shall be on such terms as contemplated by the Acquisition Proposal; provided, however, that if (i) the party which has made the Acquisition
 --------  -------
 Proposal has proposed to acquire Shares Subject to

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the Offer not wholly in cash and (ii) any Eligible Offeree desires to consummate the acquisition(s) of Shares Subject to the Offer (pursuant to the terms hereof) wholly in cash then, upon request by such Eligible Offeree, the Board shall determine the per share cash value of the Acquisition Proposal, and such amount shall be the cash price per share to be paid to the Offeror by any Eligible Offeree who desires to purchase the Shares Subject to the Offer for cash. The Purchase Price of all Shares Subject to the Offer pursuant to an offer made under Paragraphs 3.2 through 3.4 or Common Stock purchasable pursuant to Paragraph 4 shall be paid in cash.

      6. Loan and other Agreements. Notwithstanding anything herein to the
         -------------------------
contrary, no Stockholder shall make any Disposition (including but not limited to a Disposition pursuant to Paragraphs 3 or 7 hereof but not including a Disposition to Eligible Offerees pursuant to Paragraph 4, hereof which, in the Corporation's reasonable judgment (as evidenced by a resolution of the Board), would cause a breach or default or acceleration of payments under any loan agreement, note, indenture or other agreement or instrument to which the Corporation and/or any of its Affiliates is a party and under which the indebtedness or liability of the Corporation and/or any of its Affiliates exceeds one million dollars ($1,000,000.00) ("Material Agreement"). Therefore, each Stockholder desiring or required to make a Disposition (other than pursuant to Paragraph 4) shall, prior to attempting to effect any such Disposition, (i) give written notice to the Corporation describing the proposed Disposition and the proposed transferee in sufficient detail, setting forth the number of shares of Common Stock as to which such Stockholder desires to make a Disposition, and
(ii) provide such other information concerning the Disposition as the Corporation reasonably requests. If, in the Corporation's reasonable judgment, the proposed Disposition would cause a breach or default or acceleration of payments under any Material Agreement, then such Disposition may not be made, and any attempted Disposition shall be null and void. If the Corporation approves such Disposition and any shares of Common Stock with respect to which approval has been given are not actually transferred within 30 days from the date of such approval, then all of the provisions of this Agreement shall apply to any subsequent transaction affecting such Common Stock or any interest therein. Additionally, all shares of Common Stock transferred (whether to a third party or any Eligible Offeree other than the Corporation) pursuant to the terms hereof shall remain subject to this Agreement.

      7. Permitted Dispositions. The following Dispositions shall be permitted
         ----------------------
without compliance with the provisions of Paragraphs 3 and 5 (but the other provisions of this Agreement, including Paragraphs 6 and 9, shall apply to each of the following Dispositions);

           (i) by any Stockholder to an Eligible Offeree or any person in a Disposition to which the Corporation consents, it being understood that the Corporation has no obligation to consent to any such Disposition;



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           (ii) after the second anniversary of the date hereof by such
     Stockholder to any Affiliate of such Stockholder, or from an Affiliate of any Stockholder to such Stockholder;

           (iii) upon the death of any Stockholder, to the estate, heirs, beneficiaries or legatees of such Stockholder;

          (iv) by any Stockholder to a bank or other financial institution for purposes of securing a loan to such Stockholder to purchase Common Stock and the transfer of title to any such bank or financial institution required in connection therewith; provided, that such bank or financial
                                       --------
     institution shall have first delivered to the Corporation its written agreement, in form and substance satisfactory to the Corporation, that upon any foreclosure or any transaction in lieu of foreclosure with respect to such Common Stock such bank or financial institution shall assume and be bound by all the terms of this Agreement;

          (v) after the second anniversary of the date hereof, to an entity organized under Section 501(c)(3) of the Internal Revenue Code of 1986 or any successor statute (the "Code");

          (vi) after the second anniversary of the date hereof, between the Stockholders;

          (vii) after the second anniversary of the date hereof, by any Stockholder during his lifetime to (a) a guardian of the estate of such Stockholder, (b) an inter-vivos trust for the benefit of such Stockholder or whose primary beneficiary is one or more of such Stockholder's lineal descendants (including lineal descendants by adoption), (c) the spouse of such Stockholder during marriage and not incident to divorce, or (d) such Stockholder's lineal descendants (including lineal descendants by adoption); and

          (viii) after the second anniversary of the date hereof, to a Stockholder by (a) a guardian of the estate of such Stockholder, (b) an inter-vivos trust for the benefit of such Stockholder or whose primary beneficiary is one or more of such Stockholder's lineal descendants (including lineal descendants by adoption), (c) the spouse of such Stockholder during marriage and not incident to divorce, or (d) such Stockholder's lineal descendants (including lineal descendants by adoption);

provided, however, that as a condition to any such permitted transfer any person
- --------  -------
(including such person's spouse, if any) or entity (other than the Corporation) so acquiring such Common Stock shall be required, except as provided in Paragraph 8.2, to subject the Common Stock acquired by such person or entity to the provisions of this Agreement, and thereafter any such person or entity shall be deemed a "Stockholder" for the purposes of this Agreement.

     8. Conditions; Additional Parties.
        ------------------------------

     8.1. Conditions To Permitted Transfers. As a condition to the Corporation's
          ---------------------------------
obligation to effect a transfer permitted hereunder, any transferee of Common Stock (except as specifically provided in Paragraph 8.2) shall be required to become a party to this Agreement, and shall have all the rights and obligations of a Stockholder hereunder, by executing an Adoption Agreement in the form of Exhibit "A" attached hereto or in such other form that is satisfactory to the Corporation.

     8.2. Additional Parties. Any person who acquires common stock of the
          ------------------
Corporation in connection with his employment by the Corporation or any of its subsidiaries and is approved by the Corporation, and any other person or entity which acquires any shares of common stock of the Corporation subsequent to the execution of this Agreement, if required under the terms hereof, or if approved by the Corporation, shall become a party to this Agreement, with all the rights and obligations of a Stockholder hereunder, upon executing (together with such person's spouse, if applicable) an Adoption Agreement in the form of Exhibit "A" attached hereto or in such other form that is satisfactory to the Corporation.

     9. Standstill Agreement; Securities Matters.
        ----------------------------------------

     9.1. Standstill Agreement. At any time that the Corporation is engaged in
          --------------------
an underwritten public offering of its securities, each Stockholder agrees that he will make no Disposition of Common Stock on any securities exchange or in the over-the-counter or any other public trading market for whatever period of time the Corporation (upon the recommendation of its underwriters) requests by written notice to each Stockholder; provided, however, (i) that such request
                                    --------  -------
shall not be for a period extending longer than 180 days following the later of
(a) the effectiveness of the registration statement to which the public offering relates or (b) the date of the underwriting agreement. If a public offering giving rise to the obligations set forth under this Paragraph 9 will terminate this Agreement pursuant to the provisions of Paragraph 12(v), then the obligations in this Paragraph 9 shall survive the termination of this Agreement for 180 days after the Initial Public Offering, after which time the obligations in this Paragraph 9 shall terminate.

     9.2. Securities Laws. No Stockholder shall make any Disposition of Common
          ---------------
Stock at any time if such action would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of the Common Stock under any such laws or a breach of any undertaking or agreement of a Stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder, and the Corporation shall not transfer upon its books any shares of Common Stock unless prior thereto the Corporation shall have received an opinion of counsel in form and substance satisfactory to the Corporation that such transaction is in compliance with this Paragraph 9.2. Each Stockholder agrees that any certificates representing shares of Common Stock shall bear appropriate legends restricting the sale or other transfer of such Common Stock in accordance with applicable federal or state securities or blue sky laws and in accordance with the provisions of this Agreement. This Paragraph 9.2 shall survive termination of this Agreement for the maximum period permitted by applicable law.

      10. Endorsement of Stock Certificates. All certificates of Common Stock of
          ---------------------------------
 the Corporation now owned or that may hereafter be acquired by the Stockholders or any transferee (which transferee is subject to the terms of this Agreement) shall be endorsed on the reverse side thereof substantially as follows:

      BY THE TERMS OF AN EMPLOYEE STOCKHOLDERS AGREEMENT, CERTAIN RESTRICTIONS HAVE BEEN PLACED UPON THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE. THE CORPORATION WILL FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

 The foregoing legend shall be in addition to any and all other legends required by applicable law or contract to be placed on certificates representing Common Stock including those referred to in Paragraph 9.

      11. Notices. In the event a notice or other document is required to be
          -------
 sent hereunder to the Corporation or to any Stockholder or the spouse or legal representative of a Stockholder, such notice or other document, if sent by mail shall be sent by registered mail return receipt requested (and by air mail in the event the addressee is not in the continental United States), to the party entitled to receive such notice or other document at (i) Drilex Holdings Corp., 6600 Texas Commerce Tower, Houston, Texas 77002, Attention President, in the case of the Corporation, (ii) at the addresses shown on the stock transfer records of the Corporation in the case of the Stockholders, their spouses and their respective legal representatives, or (iii) at such other address as any such party shall request as to such party in a written notice sent to the Corporation. Any such notice shall be effective and deemed received three (3) days after proper deposit in the mails, but actual notice shall be effective however and whenever received. The Corporation or any Stockholder or spouse or their respective legal representatives may effect a change of address for purposes of this Agreement by giving notice of such change to the Corporation, and the Corporation shall upon the request of any party hereto, notify such party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.

      12. Miscellaneous Provisions.
          ------------------------

           (i) This Agreement shall be subject to and governed by the laws of the State of Delaware.

           (ii) Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

           (iii) This Agreement shall be binding upon the Corporation, the Stockholders, any spouses of the Stockholders, and their respective heirs, executors, administrators and permitted successors and assigns.

           (iv) This Agreement may be amended or waived from time to time by an instrument in writing signed by the Corporation and the holders of at least the Required Voting Percentage at the time of such amendment, and such instrument shall be designated on its face as an "Amendment" to this Agreement; provided, however, that any amendment which has the effect of
                --------  -------
     making the restrictions on disposition of Common Stock materially more onerous shall require the vote of all Stockholders affected by such amendment; and provided, further, that this Agreement may be amended by the
                    --------  -------
     Corporation without the consent of any Stockholder to cure any ambiguity or to cure, correct or supplement any defective provisions contained herein, or to make any other provision with respect to matters or questions hereunder as the Corporation may deem necessary or advisable; provided that
                                                                   --------
     such action shall not affect adversely the interests of any Stockholder.

          (v) This Agreement shall terminate after ten days prior written notice by the Corporation to all parties hereto (which notice may be conditional upon the occurrence or nonoccurrence of specified events), and shall terminate automatically upon (a) the dissolution of the Corporation, or (b) the later of (A) two years after the date hereof or (B) the completion of the Initial Public Offering, provided, however, that Paragraph 9 of this
                                  --------  -------
     Agreement shall survive any such termination to the extent and for the periods set forth in such Paragraphs.

          (vi) Any Stockholder who disposes of all such Stockholder's Common Stock in conformity with the terms hereof shall cease to be a party to this Agreement and shall have no further rights hereunder.

          (vii) The spouses of the individual Stockholders are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property interests or similar marital property interests in the Common Stock they may now or hereafter own, and agree that the termination of their marital relationship with any Stockholder for any reason shall not have the effect of removing any Common Stock of the Corporation otherwise subject to this Agreement from the coverage hereof and that their awareness, understanding, consent and agreement are evidenced by their signing this Agreement. Furthermore, each individual Stockholder agrees to cause his or her spouse (and any subsequent spouse) to execute and deliver, upon the request of the Corporation, a counterpart of this Agreement, or an Adoption Agreement in the form attached hereto as Exhibit "A" or in a form satisfactory to the Corporation.

          (viii) Any Disposition or attempted Disposition in breach of this Agreement shall be void and of no effect; provided that the Corporation may
                                               --------
     determine to treat any attempted Disposition in breach of this Agreement as an Offer pursuant to Paragraph 4; and if so the date of the Offer shall be deemed to be the date the Corporation, after receipt of evidence satisfactory to it that such Disposition or attempted Disposition has occurred, gives written notice of such Disposition or attempted Disposition to the Eligible Offerees. Additionally, Paragraph 6 shall apply to such attempted Disposition. In connection with any attempted Disposition in breach of this Agreement, the Corporation may hold and refuse to transfer any Common Stock or any certificate therefor tendered to it for transfer, in addition to and without prejudice to any and all other rights or remedies which may be available to it or the Stockholders. Each party hereto acknowledges that a remedy at law for any breach or attempted breach hereof will be inadequate, agrees that each other party hereto shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive any requirement for the obtaining of any such injunctive or other equitable relief.

          (ix) Each Stockholder and his or her spouse, if any, hereby appoint the Corporation as their agent and attorney to make the Offers required and take all actions necessary under Paragraphs 3.2 through 3.4 and 12(viii) on their behalf and to execute any required Adoption Agreement on their behalf, and expressly bind themselves to such Offers and to the Corporation's execution of any such Adoption Agreement without further action on their part, and such powers of attorney granted herein are deemed to be coupled with an interest in the Common Stock and shall survive the death, disability, bankruptcy or dissolution of such Stockholder or his or her spouse, if any.

          (x) If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity of the remaining provisions.

          (xi) This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto, whether written, oral or otherwise. This Agreement may be executed in multiple counterparts, any one of which may contain the signature of more than one party, but all of which counterparts together shall constitute one and the same instrument.

           (xii) No person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

           (xiii) Each Stockholder, if an employee of the Corporation or any of its subsidiaries, acknowledges and agrees that neither the acquisition of Common Stock by such Stockholder nor the execution of this Agreement by the Corporation or such Stockholder creates any obligation whatsoever by the Corporation or any of its subsidiaries to continue such Stockholder's employment or otherwise affects the Corporation's right, which the Stockholder hereby acknowledges, to terminate such Stockholder's employment at will, with or without cause in the sole discretion of the Corporation or any of its subsidiaries which is an employer of such Stockholder.

           (xiv) If any Common Stock is pledged to a bank or other financial institution as permitted by Paragraph 7(iv) and such shares are to be sold to Eligible Offeree(s), the Stockholders and their spouses, if the transferor of such shares, hereby authorize any such bank or financial institution to deliver certificates representing such shares to the Corporation against receipt of the Purchase Price therefor, and authorize the Eligible Offeree(s) to make payment of the Purchase Price to such bank or financial institution for application to any indebtedness secured by any such shares, and such bank or financial institution is hereby authorized to apply such Purchase Price so received to any such indebtedness.

           (xv) If, and as often as, there are any changes in the Common Stock or the common stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock or common stock as so changed.

      13. Rights and Obligations to Participate in Stock Sales.
          ----------------------------------------------------

           13.1 In the event (a) DRLX Partners, L.P.("DRLX") receives a bona fide written proposal (a "DRLX Acquisition Proposal") for the purchase of all of the shares of Common Stock of the Corporation (other than pursuant to an Initial Public Offering) and (b) the Stockholders have not elected, pursuant to
 Section 13.2 to participate in such transaction to the maximum extent provided in such Section, DRLX shall promptly notify the Corporation of such fact (which notice shall include a copy of such DRLX Acquisition Proposal) and the Corporation shall send a copy of such notice (which notice shall include a copy of such DRLX Acquisition Proposal) to all of the Stockholders. If such DRLX Acquisition Proposal is acceptable to DRLX then DRLX shall have the right and option, exercisable by notifying the Corporation within 5 Business Days of its receipt of the DRLX Acquisition Proposal (and the Corporation, in turn, shall promptly notify each of the other Stockholders of its receipt of such notice), to require each Stockholder to sell, and upon

 DRLX's exercise of such option, each Stockholder shall be obligated to sell, to the purchaser pursuant to the terms of the DRLX Acquisition Proposal, all of such Stockholder's shares of Common Stock.

           13.2 If DRLX receives a DRLX Acquisition Proposal for the purchase of any of its shares of Common Stock (other than pursuant to an Initial Public Offering or a sale to an Affiliate thereof), and desires to accept such DRLX Acquisition Proposal (such desire to be evidenced in writing to the Board together with a copy of such DRLX Acquisition Proposal), the Corporation shall notify the Stockholders of such DRLX Acquisition Proposal (the "DRLX Acquisition Proposal Notice") and furnish a copy of the DRLX Acquisition Proposal thereto, and thereafter each of the Stockholders shall have the right and option to elect, by giving written notice to the Corporation within 5 Business Days following receipt of the DRLX Acquisition Proposal Notice (and the Corporation shall promptly notify the other Stockholders of each Stockholder's election pursuant to this Paragraph 13.2) to sell, pursuant to the terms of the DRLX Acquisition Proposal, a portion of such Stockholder's shares of Common Stock equal to (or, at each such Stockholder's election, less than) the fraction (not to exceed 1) obtained by dividing the total number of outstanding shares of Common Stock to be sold pursuant to the DRLX Acquisition Proposal by the total number of shares of Common Stock held by DRLX and all Stockholders electing to sell pursuant to the DRLX Acquisition Proposal.

    This Agreement is executed by the Corporation and by each Stockholder and spouse of a Stockholder to be effective as of the date first above written.

                                        CORPORATION:

                                        DRILEX HOLDINGS CORP.

                                        By: /s/ L.E. Simmons
                                           -------------------------
                                        Name: L.E. Simmons
                                             ------------------------
                                        Title: President
                                              ------------------------

                     STOCKHOLDERS AND SPOUSES
                     ------------------------

                                          SHARES OWNED AT
      STOCKHOLDERS                        TIME OF EXECUTION
      -----------------                   -----------------
      /s/ John Forrest                        20,000

      -----------------                         ----
      (Stockholder)

      ---------------------                     ----
      (Stockholder's Spouse)

      ---------------------                     ----
      (Stockholder)

      ---------------------                     ----
      (Stockholder's Spouse)

      ---------------------                     ----
      (Stockholder)

      ---------------------                     ----
      (Stockholder's Spouse)

      ---------------------                     ----
      (Stockholder)

      ---------------------                     ----
      (Stockholder's Spouse)



                    SPECIAL JOINDER BY DRLX PARTNERS, L.P.
                    --------------------------------------

      DRLX Partners, L.P. hereby joins in this Agreement for the sole purpose of evidencing its agreement to be bound by the provisions set forth in Paragraph
13. The parties acknowledge and agree that DRLX Partners, L.P. is not a "Stockholder" for purposes of this Agreement.

                                     DRLX PARTNERS, L.P.
                                      By SCF Partners, L.P. its GP
                                      By SCF Investment Partners, Inc., its GP

                                     By: /s/ L.E. Simmons
                                         ------------------------
                                         Its President

                                         By:_____________________
                                         Name:___________________

                           STOCKHOLDERS AND SPOUSES
                           ------------------------

                                               SHARES OWNED AT
      STOCKHOLDERS                             TIME OF EXECUTION
      ------------                             -----------------

      ----------------------                         ----
      (Stockholder)

      ----------------------                         ----
      (Stockholder's Spouse)

      ----------------------                         ----
      (Stockholder)

      ----------------------                         ----
      (Stockholder's Spouse)

      ----------------------                         ----
      (Stockholder)

      ----------------------                         ----
      (Stockholder's Spouse)

      ----------------------                         ----
      (Stockholder)

      ----------------------                         ----
      (Stockholder's Spouse)

                                  EXHIBIT "A"
                           ADOPTION AGREEMENT (form)

    This Adoption Agreement ("Adoption") is executed pursuant to the terms of the Employee Stockholders Agreement dated as of 3/31, 1994, a copy of which is attached hereto and is incorporated herein by reference (the "Employee Stockholders Agreement"), by the transferee ("Transferee") executing this Adoption. By the execution of this Adoption, the Transferee agrees as follows:

    1. Acknowledgement. Transferee acknowledges that Transferee is acquiring
       ---------------
certain shares of the common stock of Drilex Holdings Corp., a Delaware corporation (the "Corporation"), subject to the terms and conditions of the Employee Stockholders Agreement. Capitalized terms used herein without definition are defined in the Employee Stockholders Agreement and are used herein with the same meanings set forth therein.

    2. Agreement. Transferee (i) agrees that shares of the common stock of the
       ---------
Corporation, acquired by Transferee, and certain other shares of common stock and other securities that may be acquired by the Transferee in the future, shall be bound by and subject to the terms of the Employee Stockholders Agreement pursuant to the terms thereof, and (ii) hereby adopts the Employee Stockholders Agreement with the same force and effect as if he were originally a party thereto.

    3. Notice. Any notice required as permitted by the Employee Stockholders
       ------
Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

    4. Joinder. The spouse of the undersigned Transferee, if applicable,
       -------
executes this Adoption to acknowledge its fairness and that it is in such spouse's best interests and to bind such spouse's community interest, if any, in the shares of common stock and other securities referred to above and in the Employee Stockholders Agreement to the terms of the Employee Stockholders Agreement.

     EXECUTED AND DATED this the 31 day of March, 1994.

                               TRANSFEREE:

                               By:________________________
                               Address:___________________
                               ___________________________

                               SPOUSE:

                               By:________________________

     Agreed to on behalf of the Corporation and all Stockholders and their respective spouses pursuant to Paragraph 12(ix) of the Employee Stockholders Agreement.

                              DRILEX HOLDINGS CORP.
                              (For itself and as Attorney-in-Fact
                              for the Stockholders and their respective spouses)

                              By:
                                  --------------------------------
                                   President







                                      A-2